Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE	CONTACT:	Atlantic Tele-Network, Inc.
May 5, 2008		Michael T. Prior
Chief Executive Officer
978-619-1300

Justin D. Benincasa
Chief Financial Officer
978-619-1300

Atlantic Tele-Network Reports First Quarter 2008 Results

•                  Operating income increases 17% to $15.7 million

•                  Net income increases 14% to $7.9 million

Salem, MA (May 5, 2008) — Atlantic Tele-Network, Inc. (NASDAQ: ATNI) today reported results for the quarter ended March 31, 2008.  For the three months ended March 31, 2008, revenue was $45.6 million, an increase of $1.7 million, or 4%, as compared to revenue of $43.9 million for the three months ended March 31, 2007.  Net income was $7.9 million for the quarter, as compared to $6.9 million for the same period in 2007, an increase of $1.0 million, or 14%.  On a per share basis, net income increased by 13% to $0.51 per diluted share from $0.45 per diluted share for the three months ended March 31, 2007.

“We are pleased to continue our string of double-digit earnings increases” said Michael T. Prior, Chief Executive Officer of Atlantic Tele-Network, Inc. “While revenue growth has slowed as expected, our team’s relentless focus on profitability and cash flows showed in our 17% and 14% increases in operating income and net income, respectively.  Our main growth engine of 2007, U.S. rural wireless, had a good first quarter, more than making up for the sale of cell sites and spectrum in two very mature markets in December 2007.  Overall growth is coming largely from the addition of new sites in a number of areas in the West and Midwest.  In Guyana, we experienced a reduction to our wireless revenue due to increased competition, the impact of the move to per second billing for wireless calls and the lack of special event-driven revenue we generated in the first quarter of 2007; but, we were able to hold up the bottom line because of reduced handset promotions and other marketing expenses and an increase in local telephone and data revenue.

“In New England, the mix of business continues to shift with business access line equivalents growing by more than a 20% annual rate and dial-up and residential lines declining at an annual rate of 16%.  While the effect is relatively flat revenue over the past year, we did see a small improvement in profitability in the first quarter and we think this shift in the mix of revenue increases the long-term value of that business.  Our broadband data business in the U.S. Virgin Islands also continued to show solid subscriber growth heading into 2008. Lastly, as announced last week, we are excited about our expected increase in ownership of our Bermuda affiliate, BDC, which allows us to maximize the benefits of that asset and help the management team there find additional opportunities for growth.”

First Quarter 2008 Operating Highlights

The following operating results for the quarter ended March 31, 2008 are compared against the same period in 2007 unless otherwise indicated.

Wireless Revenue.  Wireless revenue increased by $1.1 million, or 6%, to $19.8 million from $18.7 million.  Notwithstanding the sale of 59 sites in the fourth quarter of 2007, revenue from our U.S. rural wireless business increased by $2.7 million, or 23%, to $14.5 million from $11.8 million.   This was a result of our ongoing deployment of new GSM and CDMA base stations, which generated growth in minutes of use and increased data and international roaming revenue. We also generated revenue from fees earned for switching traffic on the 59 sites sold, although those fees are expected to end in the second quarter. We ended the quarter with a total of 328 GSM and CDMA base stations in our U.S. network, compared to 229 on March 31, 2007.  In Guyana, our wireless revenue declined by $1.7 million, or 25%, to $5.2 million from $6.9 million.  As we discussed in past quarters, a large regional wireless operator launched its wireless service during the first quarter of 2007 with aggressive marketing campaigns and handset subsidies.  Our decline in revenue in the first quarter of 2008 reflects the continued impact of that competition and the introduction of per second billing in March of 2007 for all wireless calls.  Our Guyana wireless customer base, as a result of the competition, declined to 301,000 subscribers as of March 31, 2008 from 310,000 as of March 31, 2007.

Local Telephone and Data Revenue.  Local telephone and data revenue grew to $12.2 million compared to $11.1 million in 2007, an increase of $1.1 million, or 10%.  Our Guyana operations increased their local telephone and data revenue by $1.0 million, or 16%, as access lines increased from 123,000 lines to 134,000 lines, or 9%, and interconnect fees increased.  Sovernet reported modest growth and increased its local telephone and data revenue to $3.7 million from $3.6 million.  While Sovernet continues to add business customers for its voice and data services, it is negatively impacted by the decline in its residential data business, particularly its dial-up internet services.  Our Virgin Islands operations saw an increase in revenue as our high-speed data subscribers in that market increased by 38% over the same period in 2007 and we also had a strong increase in sales of high-capacity data services to businesses and government offices.

International Long Distance Revenue.  International long distance revenue, all of which is generated by our GT&T subsidiary, was $12.6 million in 2008, a decrease of $0.6 million, or 5%, from $13.2 million in 2007.  This decrease was primarily a result of certain non-recurring events during the first quarter of 2007, including Guyana’s hosting of Cricket World Cup matches and the Rio Group Summit.  Inbound minutes represented 85% of international traffic for the quarter.

Operating Expenses.  Operating expenses decreased by $0.5 million, or 2%, from $30.5 million to $30.0 million for the first quarter of 2007 and 2008, respectively. The decrease is a result of a significant reduction in the sales and marketing expenses in Guyana incurred in 2007 in response to the introduction of increased competition.  This reduction is partially offset by additional termination and access fees associated with interconnect charges that GT&T pays to other carriers to terminate calls, and increases in depreciation and amortization expense associated with Commnet’s and GT&T’s network builds in the last few years. Operating expenses for the first quarter 2007 and 2008 also included non-cash stock based compensation expense of $0.2 million and $0.3 million, respectively.

Operating Income.  Operating income increased by $2.3 million, or 17%, from $13.4 million to $15.7 million for the quarter.  This increase came predominately from U.S. wireless revenue growth.

Bermuda Digital Communications.   Equity in the earnings from BDC, our Bermuda affiliate, remained fairly consistent for the quarters ended March 31, 2007 and 2008.  For the quarter ended March 31, 2008 BDC had 19,375 subscribers and revenue of $5.3 million.  The previously announced expected increase of our ownership in BDC from 43% to 58% of BDC’s capital stock is not reflected in these first quarter results.

Conference Call Information

Atlantic Tele-Network will host a conference call tomorrow, Tuesday, May 6, 2008 at 10:30 a.m. Eastern Time (ET) to discuss its first quarter results for 2008.  The call will be hosted by Michael Prior, President and Chief Executive Officer, and Justin Benincasa, Chief Financial Officer.  The dial-in numbers are US/Canada: (800) 954-0592 and International: (212) 231-2901.  A replay of the call will be available from 12:00 p.m. (ET) May 6, 2008 until 12:00 p.m. (ET) on May 13, 2008. The replay dial-in numbers are US/Canada: (800) 633-8284 and International: (402) 977-9140, access code 21382083.

About Atlantic Tele-Network

Atlantic Tele-Network, Inc. (NASDAQ:ATNI) is a telecommunications company headquartered in Salem, Massachusetts.  Its principal subsidiaries include:  Guyana Telephone and Telegraph Company, Limited, which is the national telephone service provider for all local, long-distance and international service, as well as the largest wireless service provider, in Guyana; Commnet Wireless, LLC, which provides voice and data wireless roaming services for U.S. and international carriers in rural areas throughout the United States; Sovernet, Inc., which provides wireline voice and data services to businesses and homes in New England; and Choice Communications, LLC, which provides wireless television and wireless broadband services, as well as dial-up internet services in the U.S. Virgin Islands.  The Company also currently owns 43% of Bermuda Digital Communications Ltd.  BDC, which under the Cellular One name, is the largest provider of wireless voice and data services in Bermuda.  As previously announced, the Company expects to own approximately 58% of BDC upon completion of a self-tender offer by BDC, expected to occur in May 2008.

Cautionary Language Concerning Forward-Looking Statements

This news release contains forward-looking statements relating to, among other matters, the future financial performance and results of operations of the Company; demand for our services and industry trends; the pace of our network expansion and improvement, including our realization of the benefits of these investments; and management’s plans and strategy for the future.  These forward-looking statements are based on estimates, projections, beliefs, and assumptions and are not guarantees of future events or results.  Actual future events and results could differ materially from the events and results indicated in these statements as a result of many factors, including, among others, (1) significant political and regulatory risk facing our exclusive license to provide local exchange and international voice and data services in Guyana; (2) any significant decline in the price or volume of international long distance calls to Guyana; (3) increased competition affecting our businesses; (4) the regulation of rates that GT&T may charge for local wireline telephone service; (5) significant tax disputes between GT&T and the Guyanese tax authorities; (6) the derivation of a significant portion of our U.S. wireless revenue from a small number of customers;  (7) our ability to maintain favorable roaming arrangements, including the rates Commnet charges its wholesale customers; (8) economic, political and other risks facing our foreign operations; (9) regulatory changes affecting our businesses; (10) rapid and significant technological changes in the telecommunications industry; (11) our reliance on a limited number of key suppliers and vendors for timely supply of equipment and services relating to our network infrastructure; (12) any loss of any key members of management; (13) the adequacy and expansion capabilities of our network capacity and customer service system to support our customer growth; (14) dependence of our wireless and wireline revenues on the reliability and performance of our network infrastructure; (15) the occurrence of severe weather and natural catastrophes; and (16) our ability to realize the value that we believe exists in businesses that we acquire.  These and other additional factors that may cause actual future events and results to differ materially from the events and results indicated in the forward-looking statements above are set forth more fully under Item 1A “Risk Factors” of the Company’s Annual Report on Form 10-K for the year ended December 31, 2007, which is on file with the SEC.  The Company undertakes no obligation to update these forward-looking statements to reflect actual results, changes in assumptions or changes in other factors that may affect such forward-looking statements.

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Balance Sheets

(in Thousands)

	December 31, 2007	March 31, 2008
Assets:
Cash and Cash Equivalents	$71,173	$74,561
Other Current Assets	47,202	47,142

Total Current Assets	118,375	121,703

Fixed Assets, net	155,753	158,729
Goodwill and Other Intangible Assets, net	56,431	56,255
Other Assets	14,067	16,430

Total Assets	$344,626	$353,117

Liabilities and Stockholders’ Equity:
Current Liabilities	$44,879	$46,439
Long Term Debt	50,000	50,000
Other Liabilities	13,540	13,740

Total Liabilities	108,419	110,179

Minority Interests	27,236	28,106

Stockholders’ Equity	208,971	214,832

Total Liabilities and Stockholders’ Equity	$344,626	$353,117

ATLANTIC TELE-NETWORK, INC.

Unaudited Condensed Consolidated Statements of Operations

(in Thousands, Except per Share Data)

	Three Months Ended March 31,
	2007	2008
Revenue:
Wireless	$18,704	$19,753
Local Telephone and Data	11,067	12,246
International Long Distance	13,171	12,556
Other Revenues	978	1,075

Total Revenue	43,920	45,630
Operating Expenses:
Termination and Access Fees	6,560	7,588
Internet and Programming	849	899
Engineering and Operations	5,764	5,856
Sales, Marketing and Customer Services	5,096	2,674
General and Administrative	5,850	5,882
Depreciation and Amortization	6,501	7,077
Gain on disposition of Long Lived assets, net	(133)	—

Total Operating Expenses	30,487	29,976

Operating Income	13,433	15,654

Other Income (Expense):
Interest Income (Expense) , net	369	(84)
Other Income	254	225

Other Income, net	623	141

Income Before Income Taxes, Minority Interests and Equity in Earnings of Unconsolidated Affiliates	14,056	15,795
Income Taxes	6,664	7,390

Income Before Minority Interests and Equity in Earnings of Unconsolidated Affiliates	7,392	8,405
Equity in Earnings of Unconsolidated Affiliates	455	463
Minority Interests	(949)	(1,001)

Net Income	$6,898	$7,867

Net Income Per Share
Basic	$0.46	$0.52
Diluted	$0.45	$0.51
Weighted Average Common Shares Outstanding
Basic	15,151	15,197
Diluted	15,321	15,290